January 22, 1996



Alexandria, Louisiana


National Affiliated Corporation, an Alexandria, Louisiana based insurance holding company, announced today they entered into a definitive stock purchase agreement with The Southern Group, a Bethesda, Maryland based financial holding company, pursuant to which The Southern Group would purchase 10,335,045 shares of National Affiliated Corporation common stock. These shares would represent approximately 76% of the issued and outstanding shares of the company.


National Affiliated Corporation operates National Affiliated Investors Life, a Louisiana domiciled life insurance company, which operates in seventeen states and the District of Columbia.


The transaction is expected to close in the first quarter of 1996. The State of Louisiana Department of Insurance must approve the transaction prior to closing.